Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SolarWindow Technologies, Inc. on Form S-8 (File No. 333-172824) of our report dated November 18, 2019 with respect to our audits of the financial statements of SolarWindow Technologies, Inc. as of August 31, 2019 and 2018 and for the years ended August 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of SolarWindow Technologies, Inc. for the year ended August 31, 2019.

/s/ Marcum llp

Marcum llp

Melville, NY

November 18, 2019